SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


                        FORM 8-K


                     CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported)
                     April 7, 1999



                    LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)



Delaware                0-27610          11-2882328
(State or other        (Commission    (IRS Employer
jurisdiction            File No.)     Identification Number)
of incorporation)


      7840 Montgomery Road, Cincinnati, Ohio         45236
     (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code: (513)792-9292


                             N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On April 7, 1999 the Registrant issued the attached press release announcing an increase in the volume of laser vision correction procedures performed by its centers during the first fiscal quarter of 1999 over the same period in 1998.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits


     99.1     Press Release dated April 7, 1999


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 LCA-VISION INC.



Date: April 9, 1999              By:/s/Larry P. Rapp
                                       Larry P. Rapp,
                                       Chief Financial Officer

COMPANY CONTACTS              INVESTOR RELATIONS CONTACTS
LCA-Vision Inc.               Lippert/Heilshorn & Associates, Inc.
Dr. Stephen N. Joffe,         Bruce Voss (Bruce@lhai.com)
Chairman & CEO                (310) 575-4848
Larry Rapp, VP-Finance & CFO  Ruth Abeshaus (Ruth@lhai.com)
(513) 792-9292                (212) 838-3777


FOR IMMEDIATE RELEASE


    LCA-VISION TOTAL CENTER VOLUME INCREASED TO 9,064 FROM 4,450
                    FOR FIRST QUARTER 1999

   - Total Procedures Including Joint Ventures Increased 104% -

CINCINNATI, April 7, 1999 --- LCA-Vision Inc. (NASDAQ: LCAV), a leading U.S. based provider of laser vision correction services, today reported total procedure volume for the first quarter of 1999, which includes, U.S., Canada and all joint venture centers. For the three months ended March 31, 1999, the Company's procedure volume increased 104% percent to 9,064 compared with 4,450 procedures for the comparable period in 1998. On a sequential quarter basis, first quarter procedure volume was up 34 %, compared with 6,791 procedures performed during the 1998 fourth quarter.

As previously reported, the U.S. wholly owned center volume for first quarter increased 119% to 7,326 procedures compared with 3,348 for the comparable 1998 period.

LCA-Vision operates laser vision correction centers in the U.S., Canada and Europe, which are supported by a network of 600 physicians and 800 referring optometrists. Since inception, more than 50,000 laser vision correction procedures have been performed at the Company's centers. For additional news and information about LCA-Vision and laser vision correction, please visit the Company's Web site at www.lca-vision.com.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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